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                                                                    Exhibit 99.4

                               Bcom 3 Group, Inc.
                              35 West Wacker Drive
                               Chicacgo, IL 60601


                                                      March 27, 2002

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

We are furnishing this letter pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

In connection with Arthur Andersen LLP's audit of the consolidated financial statements of Bcom3 Group, Inc. (the "Company") and its subsidiaries as of December 31, 2001 and for the year then ended, the Company has received a letter dated March 27, 2002 from Arthur Andersen LLP addressed to the Board of Directors and stockholders of the Company setting forth the following representations:

     "We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit."


                                               Very truly yours,
                                               Bcom3 Group, Inc.

                                                     /s/ Eileen A. Kamerick
                                                     Eileen A. Kamerick
                                                     Executive Vice President
                                                     and Chief Financial Officer